Exhibit 99.1

NovaDel Announces Voluntary Delisting from NYSE Amex LLC and Pending Transfer to the Over-the-Counter Bulletin Board

Flemington, NJ – December 3, 2009

On December 2, 2009, NovaDel Pharma Inc. (the “Company”) (NYSE AMEX: NVD) notified NYSE Amex LLC (“Exchange”) of its intent of voluntarily delist its common stock from the Exchange.  The Company anticipates that the delisting will be effective 10 days after filing of the Form 25, “Notification of Removal from Listing.”  The Company intends to file Form 25 on or after December 14, 2009.  The Board of Directors of the Company approved the voluntary delisting of the Company’s common stock on October 15, 2009.  Upon delisting from the Exchange, the Company intends to have its common stock quoted on the OTC Bulletin Board (“OTCBB”).

The Company previously received notice that it was not in compliance with certain NYSE Exchange continued listing standards.  Specifically, the Company is not in compliance with Section 1003(a)(i) of the Exchange Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years, Section 1003(a)(ii) of the Exchange Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years, Section 1003(a)(iii) of the Exchange Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years and Section 1003(a)(iv)of the Exchange Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.  The Exchange provided the Company a deadline of November 16, 2009 to regain compliance with Sections 1003(a) (i), (ii), (iii) and (iv).  NovaDel has provided the Exchange updates and forecasts on the Company’s progress and plan to regain compliance.

As of the date hereof, the Company has not been able to regain compliance of the Sections previously noted.  Even though the Company has made significant progress towards compliance, our ability to quickly cure the stockholders’ equity requirement of $6,000,000 or more is not readily attainable.

Management believes that the price of the Company’s common stock will continue to be determined by investors based on its progress in licensing activities and further development of its product pipeline.

About NovaDel Pharma
NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful transition of the Company's common stock from NYSE Amex, LLC to the Over-the-Counter Bulletin Board, the ability of third parties to commercialize the Company's products, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2009 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

Contacts:

Steven B. Ratoff
(908) 782-3431 ext. 2650
Chairman and Interim Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com